Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Summit Hotel Properties, Inc.

We consent to the incorporation by reference of our report dated March 31, 2010 (dated September 21, 2010 with respect to Note 21) related to the consolidated balance sheets of Summit Hotel Properties, LLC as of December 31, 2009 and 2008 and the consolidated statements of operations, changes in members’ equity and cash flows for each of the years in the two year period ended December 31, 2009 in Amendment 1 to the Registration Statement on Form S-11 (File No. 333-177317) of Summit Hotel Properties, Inc.

We consent to the incorporation by reference of our report dated March 31, 2010 related to the internal control over financial reporting as of December 31, 2009 of Summit Hotel Properties, LLC in Amendment 1 to the Registration Statement on Form S-11 (File No. 333-177317) of Summit Hotel Properties, Inc.

/s/ Eide Bailly LLP

Greenwood Village, Colorado

October 24, 2011